EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Chemung Financial Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 (File No. 33-104663) of Chemung Financial Corporation relating to the Chemung Canal Trust Company Profit Sharing, Savings, and Investment Plan, of our report dated March 3, 2006, relating to the consolidated statements of income, shareholders' equity and comprehensive income, and cash flows of Chemung Financial Corporation and subsidiaries for the year ended December 31, 2005, which report appears in the December 31, 2007 Annual Report on Form 10-K of Chemung Financial Corporation.

/s/ KPMG LLP
Albany, New York

March 11, 2008